As filed with the Securities and Exchange Commission on May 9, 2007
Registration No. 333-131488

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 5
TO
REGISTRATION STATEMENT ON FORM S-1
UNDER
THE SECURITIES ACT OF 1933

GENIUS PRODUCTS, INC.
(Exact Name registrant as specified in its charter)

Delaware	33-0852923
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2230 Broadway
Santa Monica, California 90404
(310) 453-1222
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Trevor Drinkwater
Chief Executive Officer
Genius Products, Inc.
2230 Broadway
Santa Monica, California 90404
(310) 453-1222
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Allen Z. Sussman, Esq.
Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, California 90013-1024
(213) 892-5200

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, dated May 9, 2007

Genius Products, Inc.

21,622,440 Shares of
Common Stock

This prospectus relates to an aggregate of up to 21,622,440 shares of our common stock which may be offered by the selling stockholders identified in this prospectus for their own account. Of such shares, 5,080,001 shares are issuable upon exercise of warrants that we issued to the selling stockholders. Our filing of the registration statement, of which this prospectus is a part, is intended to satisfy our obligations to certain of the selling stockholders to register for resale the shares issued to them and the shares issuable upon exercise of the warrants issued to them. The selling stockholders may sell common stock from time to time in the principal market on which our stock is traded at the prevailing market price or in negotiated transactions.

We will not receive any proceeds from the sale of the shares by these selling stockholders. We will, however, receive proceeds in the event that some or all of the warrants held by the selling stockholders are exercised.

Unless the context otherwise requires, the terms “Genius Products,” “we,” “us,” “our” or the “Company” refer to Genius Products, Inc.

Our common stock is listed on the Over the Counter Bulletin Board under the symbol “GNPI.OB.” The last reported sales price per share of our common stock, as reported by the Over the Counter Bulletin Board on May 1, 2007, was $3.15.

Investing in our common stock involves a high degree of risk.
See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2007

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information or represent anything not contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains product names, trade marks and trade names of our company and other organizations.

GENIUS PRODUCTS, INC.

On July 21, 2006, Genius Products, Inc. (“we”, “us”, “our” or the “Company”) completed a strategic transaction (the “TWC Transaction”) with The Weinstein Company LLC (“TWC”) and its parent company, The Weinstein Company Holdings LLC, and formed a venture named Genius Products, LLC (the “Distributor”) to exploit the U.S. home video distribution rights to feature film, television programming, documentary and direct-to-video releases owned or controlled by TWC and other content partners. At the closing of the TWC Transaction on July 21, 2006 (the “Closing”), we contributed to the Distributor all of our operating businesses, including substantially all of our assets, except for approximately $1.0 million in cash, the right to proceeds from the exercise of options and warrants issued prior to the Closing and certain liabilities. At the Closing, the Company received a 30% equity interest in the Distributor and became the managing member of the Distributor.

We, through the Distributor, are a leading entertainment products distribution company that distributes, licenses, acquires and produces an expanding library of feature films, television programming, family, lifestyle and trend entertainment on digital versatile discs (“DVD”) and other emerging platforms such as the new high-definition DVD formats and digital distribution technologies. The Distributor produces and sells on DVD its own proprietary content, licenses content from third parties for distribution on DVD, and distributes content on DVD from third parties for a fee. To a limited extent, the Distributor also distributes a line of musical compact discs (“CDs”) under recognizable brand names in three categories: Classical, Instrumental, and Vocal.

The Distributor focuses primarily on the following four core, branded content areas, frequently referred to as “Content Verticals”:

•	Theatrical/Independent Films (includes Independent Film Channel (IFC)®, RHI Entertainment™ (Hallmark library), Tartan, The Weinstein Company® and Wellspring™)

•	Sports (includes ESPN® and World Wrestling Entertainment®)

•	Lifestyle (includes Animal Planet, The Learning Channel (TLC™) and Wellspring™)

•	Family/Faith (includes Classic Media, Discovery Kids™, Entertainment Rights and Sesame Workshop®)

The following table summarizes the Distributor’s primary brands and content suppliers:

Owned or Licensed Brands and Trademarks	Distributed Content
Animal Planet	Amity Entertainment
Berliner Film Company	Bauer Martinez Entertainment
Genius Entertainment	Brandissimo!
Grodfilms	BKN Entertainment
Hollywood Classics™	Classic Media
Jillian Michaels	Discovery Kids™
J Horror Library (through Horizon	Entertainment Rights
Entertainment and Pony Canyon)	ESPN ®
Laugh Factory	ImaginAsian Entertainment
Peace Arch Entertainment	Independent Film Channel (IFC) ®
Porchlight Entertainment	Legend Film Library
Spectrum Connections	Liberation Entertainment Library
Taffy Entertainment	Pacific Entertainment
The Flockhearts	RHI Entertainment™ (Hallmark Library)
The Learning Channel (TLC™)	Sesame Workshop®
Wellspring Library™	Seven Arts
Workout of Champions	Tartan Video USA
Televisa
The Weinstein Company®
World Wrestling Entertainment®

The Distributor’s agreements with TWC, ESPN®, Classic Media, Sesame Workshop®, World Wrestling Entertainment, Inc. ® and Discovery Communications, in combination with our acquisition of the Wellspring library in 2005, gives the Distributor a substantial library of high quality content comprising approximately 3,500 feature films and documentaries and 4,000 hours of television programming. We believe that the Distributor’s catalog of titles is integral to a well-balanced content portfolio that can generate substantial revenues with a diverse group of retailers and wholesalers.

The Distributor’s business strategy is to leverage its increasing market share and retail sales volumes from its relationships with TWC and other key content providers to add additional content partners, engage in profitable production and licensing of new content, and expand into complementary businesses such as interactive software (video games), mobile devices and licensing of our proprietary brands and content. The Distributor intends to continue to acquire rights to film and television libraries and enter into distribution agreements with new branded content suppliers.

Corporate Information

We were incorporated in the State of Nevada on January 8, 1996 under the name Salutations, Inc., or Salutations. In September 1997, Salutations acquired all of the outstanding shares of a company called International Trade and Manufacturing Corporation, or ITM, a Nevada corporation founded in 1992. Immediately after the acquisition, Salutations assumed all of the operations and businesses of ITM and changed its name to International Trading and Manufacturing Corporation, or ITMC. In October 1999, we changed our name from International Trading and Manufacturing Corporation to Genius Products, Inc. to reflect our primary business of producing, publishing, licensing and distributing audio and video products. On March 2, 2005, we changed our state of incorporation from the State of Nevada to the State of Delaware through a merger with a newly formed subsidiary in Delaware.

Our principal executive offices are located at 2230 Broadway, Santa Monica, California 90404, and our telephone number is (310) 453-1222. Our internet address is www.geniusproducts.com. Information contained on our website does not constitute a part of this prospectus.

THE OFFERING

This prospectus relates to an aggregate of up to 21,622,440 shares of our common stock which may be offered by the selling stockholders identified in this prospectus for their own account. Of such shares, 5,080,001 shares are issuable upon exercise of warrants that we issued to the selling stockholders. Our filing of the registration statement, of which this prospectus is a part, is intended to satisfy our obligations to certain of the selling stockholders to register for resale the shares issued to them and the shares issuable upon exercise of the warrants issued to them. The selling stockholders may sell common stock from time to time in the principal market on which our stock is traded at the prevailing market price or in negotiated transactions. See “Plan of Distribution” for more information.

RISK FACTORS

This investment involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks are realized, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment. You should also refer to the other information set forth in this prospectus and incorporated by reference into this prospectus, including our financial statements and the related notes.

Risks Related To Our Business

We have a history of significant losses, and we may never achieve or sustain profitability.

We have incurred operating losses in every quarter since we commenced operations. As of December 31, 2006, we had an accumulated deficit of $29.9 million. Our net loss before extraordinary gain for the twelve months ended December 31, 2006 was $45.4 million. Our net loss for the year ended December 31, 2005 was $17.2 million and our net loss for the year ended December 31, 2004 was $6.0 million. We cannot provide assurances that we, or the Distributor, will achieve profitability in the future, even as a result of the TWC Transaction. Our continued operating losses may have a material adverse effect upon the value of our common stock and may jeopardize our ability to continue our operations.

Our business, results of operations and financial condition depend principally on the success of our relationships with The Weinstein Company LLC and our other key content suppliers.

A majority of our revenues are derived from the distribution rights accorded to the Distributor under its distribution agreements with TWC and other key content suppliers. Our business, results of operations, and financial condition therefore depend principally on the success of the relationships between TWC’s, and other key content suppliers’, personnel and those of the Distributor. Any deterioration in or termination of these relationships would have a material adverse effect on our business, results of operations and financial condition. There can be no assurance that the Distributor will be successful in maintaining and developing its relationships with TWC and/or other key content suppliers.

Failure to achieve and maintain effective disclosure controls or internal controls could have a material adverse effect on our ability to report our financial results timely and accurately.

In connection with our internal reviews and audit of our financial results for the year ended December 31, 2006, we discovered material weaknesses. The material weaknesses we identified related to the following items: (i) timely and routine processes for reconciling certain accounts to the general ledger; (ii) detailed documentation and analysis to support certain reserve estimates; (iii) proper presentation of marketing related expenses associated with revenue generated from “Revenue Share” parties; (iv) proper application of stock compensation expense and incomplete record keeping related to stock option grants; (v) proper application of the provisions of SOP 00-2 Accounting by Producers or Distributors of Films for the recognition of revenues and expenses associated with the distribution agreement between TWC and the Distributor; (vi) timely assessment of accounts for realizability or impairment; (vii) accurate valuation and supporting documentation for certain assets as of the closing date of the TWC Transaction; and (viii) formal processes governing changes, access and controls and procedures related to our information technology systems.  In light of the material weaknesses related to our internal controls and processes over financial reporting, we and our independent registered public accounting firm concluded that our disclosure controls and procedures and our internal controls and processes over financial reporting were ineffective at December 31, 2006.

We are remediating these material weaknesses and have taken several actions to address these items.   Management together with the Audit Committee of the Company’s Board of Directors have dedicated significant resources and have hired an internal control manager and external consultants to support management in its efforts to improve our control environment and to review, remediate and implement controls and procedures to satisfy the Company’s requirement to be compliant with the requirements of Sarbanes Oxley by December 31, 2007.  We intend to further expand our internal accounting personnel, information technology systems and personnel and compliance capabilities by attracting additional talent, enhancing training and implementing system and process improvements in our accounting and record keeping. These ongoing efforts are focused on implementing process changes to strengthen our internal control and monitoring activities. However, these measures may not ensure that we will implement and maintain adequate controls over our financial reporting in the future. We have failed to meet the reporting deadline for this Report on Form 10-K. Any failure to implement required new or improved controls, or difficulties encountered in their implementations, could cause us to fail to meet our future reporting obligations. In addition, we may in the future identify further material weaknesses or significant deficiencies in our internal controls over financial reporting. Any of the foregoing could materially and adversely affect our business, our financial condition and the market value of our securities.

TWC’s success depends largely on Robert and Harvey Weinstein.

TWC is substantially dependent upon the services of Robert and Harvey Weinstein, and, therefore, TWC’s business, results of operations and financial condition could be adversely affected if TWC should lose the services of either of these individuals. TWC has entered into employment agreements with the Weinsteins. However, these agreements cannot assure TWC of the continued services of the Weinsteins. The loss of the services of either of the Weinsteins could have a material adverse effect on TWC’s ability to produce and distribute motion pictures, which could have a material adverse effect on the business, operating results and financial condition of the Distributor and its ability to profit from the sale of home video products. This, in turn, would have a material adverse effect on our business, results of operations and financial condition.

If the Distributor does not achieve target home video distribution rates for TWC’s films or meet other performance criteria, TWC may terminate its distribution agreement with the Distributor, which would have a material adverse effect on our business, results of operations and financial condition.

TWC has the right to terminate the TWC Distribution Agreement if the Distributor does not achieve target home video distribution rates for TWC’s films or meet other performance criteria specified in the TWC Distribution Agreement. We cannot assure you that the Distributor will have the financial and other resources necessary to perform adequately. Accordingly, we are subject to the risk that TWC may terminate the TWC Distribution Agreement, which would have a material adverse effect on our business, results of operations and financial condition.

If we cannot ramp up our operations quickly to accommodate the new business from TWC and other key content suppliers, our business may suffer.

The integration of the new titles that the Distributor will be distributing under its distribution agreements with TWC and other key content suppliers will continue to require significant management attention and expansion of our operations and employee base (which have been and will continue to be operated by the Distributor since the closing of the TWC Transaction). The Distributor must maintain adequate operational, financial and management information systems, and motivate and effectively manage an increasing number of employees and base of operations. Our future success will also depend in part on the Distributor’s ability to retain or hire qualified employees to operate its expanded businesses efficiently.

The loss of any of our major customers could harm us.

For the 202 days ended July 21, 2006, Wal-Mart accounted for 29% of the Company’s net revenues. This customer is expected to continue to be the major customer of the Distributor as a result of the TWC Transaction. The loss of any significant customers could have a material adverse effect upon the business of the Distributor and our business, results of operations and financial condition.

Our products are subject to returns.

Customers to which the Distributor sells have in the past returned significant amounts of products if it has not sold in accordance with their expectations or if newer versions of the product were available. We expect that they will continue to do so in the future and anticipate a certain level of returns, accounting for such when recognizing revenue based upon our historic return rates and estimates of returns based upon new product introduction. If product returns experienced by the Distributor are significantly greater than anticipated, it will negatively impact the business of the Distributor and our business, results of operations and financial condition.

Many of the Distributor’s operating expenses relating to the sales, marketing, production and distribution of content are recoupable and if the Distributor does not account for them appropriately to enable recoupment this could impact our profitability.

Many of the Distributor’s agreements with content licensors provide for the Distributor to collect receipts from customers, deduct a reserve for returns, deduct a distribution fee, deduct operating expenses relating to the sales, marketing, production and distribution of the content and remit the balance to the licensor. To the extent that the Distributor fails to account for all expenses related to a licensor in a particular accounting period, it may overstate the amount owed to the licensor and could potentially pay the licensor more than is actually due to the licensor for that accounting period.

There is a risk that the Distributor will not be able to recoup advances paid to its content providers.

In the normal course of its business, the Distributor pays to its content providers advances that are recoupable from the net sales of such content providers’ products. We anticipate that the Distributor will continue to pay such advances to new content providers. To the extent that the Distributor’s sales of these products fall below the Distributor’s projections, this could have a material adverse effect on the Distributor’s ability to recoup such advances and, in turn, the Distributor’s and our business, results of operations and financial condition.

There is a risk that the Distributor’s cash flow will not be sufficient to meet its operational needs.

At December 31, 2006, the Distributor had cash balances of $8.3 million. The Distributor may consider additional issuance of debt financing to fund future growth opportunities. Although we believe that the Distributor’s expanded product line offers the opportunity for significantly improved operating results in future quarters, no assurance can be given that we or the Distributor will operate on a profitable basis in 2007, or ever, as such performance is subject to numerous variables and uncertainties, many of which are out of our control.

There is a risk that the rate at which the Distributor’s inventory becomes obsolete will exceed its estimated allowances.

The Distributor’s estimated allowances for obsolete or unmarketable inventory are based upon management’s understanding of market conditions and forecasts of future product demand, which are subject to change. If the actual amount of obsolete or unmarketable inventory significantly exceeds estimated allowances, it could have a material adverse effect upon the business of the Distributor and our business, results of operations and financial condition. As discussed in Item 7 below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, we recently restated our quarterly financial statements for 2006 due to non-cash adjustments necessary to properly reflect the amount of inventory that the Distributor believes it will be able to sell.

Rapid technological change could render the Distributor’s current products obsolete.

The market for cassettes, CDs and DVD technology is subject to change. There can be no assurance that over time these technologies will not be affected by competition from another form of information storage and retrieval technology, such as on-line information services. A further strong advance in the technology surrounding cable and satellite that would give consumers access to information and entertainment may limit the expansion of the market for applications based on cassettes, CDs, and DVDs. The replacement of the Distributor’s technology by another information storage and retrieval technology, or the replacement of existing technology by a new technology at a pace too rapid for production adjustments, may also have a material adverse effect on the business of the Distributor and our business, financial condition and results of operations.

There is a risk that our business may be adversely affected because we and the Distributor are required to present content acquisition opportunities to TWC before pursuing those opportunities.

Subject to limited exceptions, if we or the Distributor are presented with a content acquisition opportunity that is above a certain dollar amount, then we or the Distributor, as applicable, must present the content acquisition opportunity to TWC, and the TWC parties will have the right to engage in the content acquisition opportunity. This requirement restricts our future business opportunities and may have a material adverse effect on the business of the Distributor and our business, results of operations and financial condition.

If we cease to serve as the managing member of the Distributor, we could become subject to the Investment Company Act of 1940, which could have a material adverse effect on our business.

The Amended and Restated Limited Liability Company Agreement of the Distributor (the “Distributor LLC Agreement”) contemplates that The Weinstein Company Holdings LLC (“TWC Holdings”) or its designee will become the managing member of the Distributor, instead of the Company, if we become insolvent or bankrupt, if we violate the membership interest transfer restrictions in the Distributor LLC Agreement or if a lender forecloses on a security interest granted with respect to our Class G Units in the Distributor. If we cease to serve as the managing member of the Distributor, then we could become subject to the Investment Company Act of 1940 (the “1940 Act”), which could have a material adverse effect on our business.

Under the 1940 Act, a company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions. If we ceased to serve as the managing member of the Distributor and were deemed an investment company, we would become subject to the requirements of the 1940 Act. As a consequence, among other things, we would likely incur significant expenses and could be prohibited from engaging in our business or issuing our securities as we have in the past.

The motion picture industry is rapidly evolving, and recent trends have shown that audience response to both traditional and emerging distribution channels is volatile and difficult to predict. Neither we nor TWC can accurately predict the effect that changing audience demands, technological change or the availability of alternative forms of entertainment may have on the business of the Distributor, our business or the motion picture industry.

The entertainment industry in general, and the motion picture industry in particular, continues to undergo significant changes, due both to shifting consumer tastes and to technological developments. New technologies, such as video-on-demand and Internet distribution of films, have provided motion picture companies with new channels through which to distribute their films. However, accurately forecasting both the changing expectations of movie audiences and market demand within these new channels has proven challenging.

We cannot accurately predict the overall effect that shifting audience tastes, technological change or the availability of alternative forms of entertainment may have on the Distributor’s and, in turn, our business. In addition to uncertainty regarding the growth of the DVD market, we similarly cannot be certain that other developing distribution channels and formats, including video-on-demand, Internet distribution of films and high-definition, will attain expected levels of public acceptance or, if such channels or formats are accepted by the public, that the Distributor will be successful in exploiting the business opportunities they provide. Moreover, to the extent that these emerging distribution channels and formats gain popular acceptance, it is possible that demand for delivery through DVDs will decrease. Under the TWC Distribution Agreement, the Distributor may not have the right to distribute films from TWC through these other distribution channels.

As part of the TWC Transaction, the Distributor assumed the financial risk of customers’ nonpayment or delay in payment under the TWC Distribution Agreement, which could have a material adverse effect on our business, results of operations and financial condition.

The TWC Distribution Agreement provides that the Distributor will bear (and will not be entitled to recoup as distribution expenses) all bad debt expense and collection costs arising from its distribution of TWC titles. If the bad debt expense and collection costs are significant, then they could have a material adverse effect on the Distributor’s business, results of operations and financial condition, which, in turn, would have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Common Stock

Our common stock is traded on the OTCBB, which may be detrimental to investors.

Our shares of common stock are currently traded on the Over the Counter Bulletin Board, or the OTCBB. Stocks traded on the OTCBB generally have limited trading volume and exhibit a wide spread between the bid/ask quotation, which could reduce investor liquidity and the value realized upon share sales.

Our common stock is subject to penny stock rules which may be detrimental to investors.

Our common stock is subject to Rules 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which impose certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or an annual income exceeding $200,000 individually or $300,000 together with their spouses). For transactions covered by these rules, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of such common stock. Additionally, our common stock is subject to the SEC regulations for “penny stock”. Penny stock includes any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock. The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information about the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

NOTICE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and any supplement to this prospectus include “forward-looking statements.” To the extent that the information presented in this prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and other sections of this prospectus. Except as required by law, we do not intend to update our forward-looking statements, whether written or oral, to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

This prospectus relates to 21,622,440 shares of our common stock, which may be sold from time to time by the selling stockholders. We will not receive any part of the proceeds from the sale of common stock by the selling stockholders. If all warrants are fully exercised without using any applicable cashless exercise provisions, we will receive $12,046,000 in cash from the warrant holders. Any proceeds received by us from the exercise of the warrants will be used by us for general corporate purposes.

DESCRIPTION OF SECURITIES

General.

The following description includes the material terms of our common stock. However, it is a summary and is qualified in its entirety by the provisions of our certificate of incorporation, which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Our authorized capital stock consists of 300,000,000 shares of common stock, par value of $.0001 per share, and 10,000,000 shares of preferred stock, par value of $.0001 per share, of which 1,000,000 shares are designated as Series W Preferred Stock. The preferred stock may be divided into such number of series as our board of directors may determine. Our board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. As long as they stay within the limits and restrictions of any prior resolution or resolutions originally fixing the number of shares constituting any series of preferred stock, our board of directors may increase or decrease (but not below the number of shares of such series outstanding at that time) the number of shares of any series subsequent to the issue of shares of that series.

We had 65,421,762 shares of common stock and 100 shares of Series W Preferred Stock issued and outstanding as of March 31, 2007. As of such date, we also reserved 61,348,472 shares of common stock for issuance pursuant to exercise of: (i) 18,249,686 stock options issued to employee and consultants; and (ii) 27,070,052 warrants (including warrants whose underlying shares are being registered for resale hereunder). Each issued and outstanding share is fully paid and non-assessable. No pre-emptive rights exist with respect to any of our common stock. Holders of shares of our common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of shares of our common stock have no cumulative voting rights. Holders of shares of our common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by our board of directors in its discretion, from funds legally available for any such dividends. In the event of a liquidation, dissolution or winding up of our company, the holders of shares of our common stock are entitled to their pro rata share of all assets remaining after payment in full of all liabilities.

Anti-Takeover Provisions.

Provisions of Delaware law and our certificate of incorporation and bylaws could make our acquisition by means of a tender offer, a proxy contest or otherwise, and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of these proposals could result in an improvement of their terms. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law. Under this provision, we may not engage in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

▪	prior to that date our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

▪
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction began; or

▪
on or following that date, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

▪	any merger or consolidation involving the corporation and the interested stockholder;

▪	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

▪	subject to some exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

▪
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

▪	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

PLAN OF DISTRIBUTION

Plan of Distribution

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits Investors;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

SELLING STOCKHOLDERS

We are registering, on behalf of the selling Stockholders, 16,542,439 shares of common stock, par value $0.0001 per share, and an additional 5,080,001 shares of common stock issuable upon exercise of warrants. The following table sets forth the name of each of the Selling Stockholders, the number of shares of common stock (including shares issuable upon exercise of warrants) that each Selling Stockholder owns as previously reported by such Selling Stockholder, the percentage ownership of each Selling Stockholder based on the shares of common stock outstanding as of March 31, 2007 (including shares issuable upon exercise of warrants), the number of shares of common stock (including shares issuable upon exercise of warrants) owned by each Selling Stockholder that may be offered for sale from time to time by this prospectus, the number of shares of common stock (including shares issuable upon exercise of warrants) to be held by each Selling Stockholder assuming the sale of all the common stock being registered hereby and the percentage ownership of each Selling Stockholder assuming the sale of all the common stock being registered hereby based on the shares of common stock outstanding as of March 31, 2007 (including shares issuable upon exercise of warrants).

Some of the Selling Stockholders may distribute their shares, from time to time, to their limited and/or general partners and members, who may sell shares pursuant to this prospectus. Each Selling Stockholder may also transfer shares owned by it, and upon any such transfer the transferee may have the same right of sale as the Selling Stockholder. None of the Selling Stockholders has had a material relationship with us within the past three years other than as a result of the ownership of our common stock, except as set forth in the next paragraph. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

The common stock being registered hereby and the underlying warrants were acquired from us in transactions which were exempt from the registration requirements of the Securities Act provided by Section 4(2) thereof.

Name of Selling Stockholder	Number of Shares Being Offered	Shares Beneficially Owned Prior to the Offering (1)		Shares Beneficially Owned After the Offering (1) (2)
		Number	%	Number	%
Janus Investment Fund, On Behalf of its Series Janus Venture Fund (3)	6,175,000	7,127,135	10.66	952,135	1.42
Ardsley Offshore Fund, Ltd. (4)	1,243,125	1,268,125	1.93	25,000	*
Ardsley Partners Fund II, L.P. (5)	966,875	981,875	1.50	15,000	*
Ardsley Partners Institutional Fund, L.P. (6)	552,500	552,500	*	0	0
JMG Capital Partners, L.P. (7)	975,000	987,500	1.50	12,500	*
JMG Triton Offshore Fund, Ltd. (8)	975,000	987,500	1.50	12,500	*
SRB Greenway Capital (QP), L.P. (9)	592,836	592,836	*	0	0
WS Opportunity Fund International, Ltd. (10)	268,060	296,860	*	28,800	*
WS Opportunity Fund, L.P. (11)	185,205	185,205	*	0	0
WS Opportunity Fund (QP), L.P. (12)	164,935	164,935	*	0	0
Walker Smith International Fund, Ltd. (13)	100,850	100,850	*	0	0
SRB Greenway Capital, L.P. (14)	81,693	81,693	*	0	0
Walker Smith Capital (QP), L.P. (15)	73,790	73,790	*	0	0
SRB Greenway Offshore Operating Fund, L.P. (16)	35,471	35,471	*	0	0
HHMI Investments, L.P. (17)	38,600	38,600	*	0	0
Walker Smith Capital, L.P. (18)	11,760	11,760	*	0	0
Magnetar Capital Master Fund, Ltd. (19)	1,787,500	2,741,693	4.16	954,193	1.45
J. Caird Investors (Bermuda) L.P. (20)	965,540	1,566,140	2.38	600,600	*
J. Caird Partners, L.P. (21)	891,960	1,400,960	2.13	509,000	*
Forest Hill Select Fund, L.P. (22)	608,888	608,888	*	0	0
Forest Hill Select Offshore, Ltd. (23)	366,113	366,113	*	0	0
Bonanza Master Fund Ltd. (24)	1,027,500	4,986,828	7.59	3,959,328	6.03
George Brown Bolton (25)	650,000	2,038,450	3.11	1,388,450	2.12
Lagunitas Partners L.P. (26)	292,500	445,117	*	152,617	*
Gruber & McBaine International (27)	130,000	165,314	*	35,314	*
Firefly Partners L.P. (28)	97,500	125,100	*	27,600	*
Jon D. Gruber & Linda W. Gruber Trust (29)	97,500	127,100	*	29,600	*
J. Patterson McBaine (30)	32,500	39,643	*	7,143	*
Brightleaf Partners L.P. (31)	342,500	517,500	*	175,000	*
Sunrise Equity Partners, L.P. (32)	325,000	488,500	*	163,500	*
Smithfield Fiduciary LLC (33)	312,000	312,000	*	0	0
Manchester Explorer, L.P. (34)	162,500	162,500	*	0	0
Lindsey & Company, Inc. (35)	410,402	410,402	*	0	0
JLF Offshore Fund, LTD (36)	60,130	511,114	*	450,984	*
JLF Partners I, LP (37)	41,720	327,430	*	285,710	*
JLF Partners II, LP (38)	3,150	25,950	*	22,800	*
Roth Capital Partners (39)	132,037	132,037	*	0	0
TOTAL**	21,177,640	30,985,414	43.95%	9,807,774	13.91%

*	Represents less than 1% of our common stock.
**
The percentages reported in this table are as of March 31, 2007. The total number of shares being offered does not match the number of shares registered in the registration statement to which this prospectus is a part as certain selling stockholders have disposed of their shares since acquiring them.

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Shares of common stock issuable upon exercise of warrants within 60 days of March 31, 2007, are deemed to be beneficially owned by the persons holding the warrants for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Unless otherwise indicated below, each person has sole voting and investment power with respect to the shares shown as beneficially owned. Percentage of beneficial ownership is based on 65,421,762 shares of common stock outstanding as of March 31, 2007.

(2)
Assumes that each selling stockholder sells all shares registered under this registration statement. However, to our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any of our common stock, and each selling stockholder may decide not to sell his shares that are registered under this registration statement.

(3)
Represents 4,750,000 shares of our common stock and 1,425,000 shares of our common stock issuable upon exercise of warrants. However, the warrant provides that the number of shares that may be acquired upon exercise of the warrant is limited to the extent necessary to insure that the total number of shares of common stock then beneficially owned by the warrant holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the warrant holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not exceed 9.999% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon exercise). The portfolio manager of Janus Venture Fund is William H. Bales who holds voting and dispositive power for the shares. Mr. Bales disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(4)
Represents 956,250 shares of our common stock and 286,875 shares of our common stock issuable upon exercise of warrants. The investment manager of Ardsely Offshore Fund, Ltd. is Ardsley Partners. Steven Napoli is the partner of Ardsley Partners who holds voting and dispositive power for the shares held by Ardsley Offshore, Ltd. Mr. Napoli disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(5)
Represents 743,750 shares of our common stock and 223,125 shares of our common stock issuable upon exercise of warrants. The general partner of Ardsley Partners Fund II, L.P. is Ardsley Partners. Steven Napoli is the partner of Ardsley Partners who holds voting and dispositive power for the shares held by Ardsley Partners Fund II, L.P. Mr. Napoli disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(6)
Represents 425,000 shares of our common stock and 127,500 shares of our common stock issuable upon exercise of warrants. The general partner of Ardsley Partners Institutional Fund, L.P. is Ardsley Partners. Steven Napoli is the partner of Ardsley Partners who holds voting and dispositive power for the shares held by Ardsley Partners Institutional Fund, L.P. Mr. Napoli disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(7)
Represents 750,000 shares of our common stock and 225,000 shares of our common stock issuable upon exercise of warrants. The general partner of JMG Capital Partners, L.P. is JMG Capital Management, LLC. JMG Capital Management, LLC has voting and dispositive power for shares held by JMG Capital Partners, L.P. The equity interests of JMG Capital Management, LLC are owned by JMG Capital Management, Inc. and Asset Alliance Holding Corp. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital Management, Inc. and has sole investment discretion over securities held by JMG Capital Partners, L.P. Mr. Glaser disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(8)
Represents 750,000 shares of our common stock and 225,000 shares of our common stock issuable upon exercise of warrants. The investment manager of JMG Triton Offshore Fund, Ltd. is Pacific Assets Management LLC. Pacific Assets Management LLC has voting and dispositive power for shares held by JMG Triton Offshore Fund, Ltd. The equity interests of Pacific Assets Management LLC are owned by Pacific Capital Management, Inc. and Asset Alliance Holding Corp. The equity interests of Pacific Capital Management, Inc. are owned by Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over securities held by JMG Triton Offshore Fund, Ltd. Messrs. Glaser and Richter each disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(9)
Represents 379,087 shares of our common stock and 213,749 shares of our common stock issuable upon exercise of warrants. The general partner of SRB Greenway Capital (QP), L.P. is SRB Management, L.P. The general manager of SRB Management, L.P. is BC Advisors, L.L.C. Steven R. Becker is the member of BC Advisors, L.L.C. who holds voting and dispositive power for the shares held by SRB Greenway Capital (QP), L.P. Mr. Becker disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(10)
Represents 206,200 shares of our common stock and 61,860 shares of our common stock issuable upon exercise of warrants. The agent and attorney-in-fact for WS Opportunity Fund International, Ltd. is WS Ventures Management, L.P. The general partner of WS Ventures Management, L.P. is WSV Management, LLC. Patrick A. Walker, Reid S. Walker and G. Stacy Smith are the members of WSV Management, LLC who hold voting and dispositive power for the shares held by WS Opportunity Fund International, Ltd. Each of Messrs. Walker, Walker and Smith disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(11)
Represents 140,250 shares of our common stock and 44,955 shares of our common stock issuable upon exercise of warrants. The general partner for WS Opportunity Fund, L.P. is WS Ventures Management, L.P. The general partner of WS Ventures Management, L.P. is WSV Management, LLC. Patrick A. Walker, Reid S. Walker and G. Stacy Smith are the members of WSV Management, LLC who hold voting and dispositive power for the shares held by WS Opportunity Fund, L.P. Each of Messrs. Walker, Walker and Smith disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(12)
Represents 121,750 shares of our common stock and 43,185 shares of our common stock issuable upon exercise of warrants. The general partner for WS Opportunity Fund (QP), L.P. is WS Ventures Management, L.P. The general partner of WS Ventures Management, L.P. is WSV Management, LLC. Patrick A. Walker, Reid S. Walker and G. Stacy Smith are the members of WSV Management, LLC who hold voting and dispositive power for the shares held by WS Opportunity Fund (QP), L.P. Each of Messrs. Walker, Walker and Smith disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(13)
Represents 66,500 shares of our common stock and 34,350 shares of our common stock issuable upon exercise of warrants. The agent and attorney-in-fact for Walker Smith International Fund, Ltd. is WS Capital Management, L.P. The general partner of WS Capital Management, L.P. is WS Capital, L.L.C. Reid S. Walker and G. Stacy Smith are the members of WS Capital, L.L.C. who hold voting and dispositive power for the shares held by Walker Smith International Fund, Ltd. Each of Messrs. Walker and Smith disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(14)
Represents 49,974 shares of our common stock and 31,719 shares of our common stock issuable upon exercise of warrants. The general partner of SRB Greenway Capital, L.P. is SRB Management, L.P. The general manager of SRB Management, L.P. is BC Advisors, L.L.C. Steven R. Becker is the member of BC Advisors, L.L.C. who holds voting and dispositive power for the shares held by SRB Greenway Capital, L.P. Mr. Becker disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(15)
Represents 49,700 shares of our common stock and 24,090 shares of our common stock issuable upon exercise of warrants. The general partner for Walker Smith Capital (QP), L.P. is WS Capital Management, L.P. The general partner of WS Capital Management, L.P. is WS Capital, L.L.C. Reid S. Walker and G. Stacy Smith are the members of WS Capital, L.L.C. who hold voting and dispositive power for the shares held by Walker Smith Capital (QP), L.P. Each of Messrs. Walker and Smith disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(16)
Represents 20,939 shares of our common stock and 14,532 shares of our common stock issuable upon exercise of warrants. The general partner of SRB Greenway Offshore Operating Fund, L.P. is SRB Management, L.P. The general manager of SRB Management, L.P. is BC Advisors, L.L.C. Steven R. Becker is the member of BC Advisors, L.L.C. who holds voting and dispositive power for the shares held by SRB Greenway Offshore Operating Fund, L.P. Mr. Becker disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(17)
Represents 26,000 shares of our common stock and 12,600 shares of our common stock issuable upon exercise of warrants. The investment manager for HHMI Investments, L.P. is WS Capital Management, L.P. The general partner of WS Capital Management, L.P. is WS Capital, L.L.C. Reid S. Walker and G. Stacy Smith are the members of WS Capital, L.L.C. who hold voting and dispositive power for the shares held by HHMI Investments, L.P. Each of Messrs. Walker and Smith disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(18)
Represents 7,800 shares of our common stock and 3,960 shares of our common stock issuable upon exercise of warrants. The general partner for Walker Smith Capital, L.P. is WS Capital Management, L.P. The general partner of WS Capital Management, L.P. is WS Capital, L.L.C. Reid S. Walker and G. Stacy Smith are the members of WS Capital, L.L.C. who hold voting and dispositive power for the shares held by Walker Smith Capital, L.P. Each of Messrs. Walker and Smith disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(19)
Represents 1,375,000 shares of our common stock and 412,500 shares of our common stock issuable upon exercise of warrants. Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd (“Magnetar Master Fund”) and consequently has voting control and investment discretion over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Master Fund. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.

(20)
Represents 715,800 shares of our common stock and 249,740 shares of our common stock issuable upon exercise of warrants. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and acts as investment sub-adviser to this selling security holder. In such capacity, Wellington holds voting and dispositive power over the shares held by this selling security holder and, therefore, is deemed to share beneficial ownership over those shares.

(21)
Represents 659,200 shares of our common stock and 232,760 shares of our common stock issuable upon exercise of warrants. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and acts as investment adviser to this selling security holder. In such capacity, Wellington holds voting and dispositive power over the shares held by this selling security holder and, therefore, is deemed to share beneficial ownership over those shares.

(22)
Represents 468,375 shares of our common stock and 140,513 shares of our common stock issuable upon exercise of warrants. The general partner of Forest Hill Select Fund, L.P. is Forest Hill Capital, LLC. The manager of Forest Hill Capital, LLC is Mark A. Lee who holds voting and dispositive power for the shares held by Forest Hill Select Fund, L.P. Mr. Lee disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(23)
Represents 281,625 shares of our common stock and 84,488 shares of our common stock issuable upon exercise of warrants. The investment manager of Forest Hill Select Offshore, Ltd. is Forest Hill Capital, LLC. The President of Forest Hill Capital, LLC is Mark A. Lee who holds voting and dispositive power for the shares held by Forest Hill Select Offshore, Ltd. Mr. Lee disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(24)
Represents 750,000 shares of our common stock and 277,500 shares of our common stock issuable upon exercise of warrants. The general partner of Bonanza Master Fund Ltd. is Bonanza Fund Management LLC. The President of Bonanza Fund Management LLC is Bernay Box who holds voting and dispositive power for the shares held by Bonanza Master Fund Ltd. Mr. Box disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(25)	Represents 500,000 shares of our common stock and 150,000 shares of our common stock issuable upon exercise of warrants.
(26)
Represents 225,000 shares of our common stock and 67,500 shares of our common stock issuable upon exercise of warrants. The general partner of Lagunitas Partners L.P. is Gruber & McBaine Cap. Mgmt. Jon D. Gruber and J. Patterson McBaine, as managers of Gruber & McBaine Cap. Mgmt., hold voting and dispositive power for the shares held by Lagunitas Partners L.P. Each of Messrs. Gruber and McBaine disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(27)
Represents 100,000 shares of our common stock and 30,000 shares of our common stock issuable upon exercise of warrants. The Investment Advisor to Gruber & McBaine International is Gruber & McBaine Cap. Mgmt. Jon D. Gruber and J. Patterson McBaine, as managers of Gruber & McBaine Cap. Mgmt., hold voting and dispositive power for the shares held by Gruber & McBaine International. Each of Messrs. Gruber and McBaine disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(28)
Represents 75,000 shares of our common stock and 22,500 shares of our common stock issuable upon exercise of warrants. The general partner of Firefly Partners L.P. is Gruber & McBaine Cap. Mgmt. Jon D. Gruber and J. Patterson McBaine, as managers of Gruber & McBaine Cap. Mgmt., hold voting and dispositive power for the shares held by Firefly Partners L.P. Each of Messrs. Gruber and McBaine disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(29)
Represents 75,000 shares of our common stock and 22,500 shares of our common stock issuable upon exercise of warrants. The trustee of the Jon D. Gruber and Linda W. Gruber Trust is Jon D. Gruber who holds voting and dispositive power for the shares held by the Jon D. Gruber and Linda W. Gruber Trust. Mr. Gruber disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(30)	Represents 25,000 shares of our common stock and 7,500 shares of our common stock issuable upon exercise of warrants.
(31)
Represents 250,000 shares of our common stock and 92,500 shares of our common stock issuable upon exercise of warrants. The general partner of Brightleaf Partners L.P. is Brightleaf Management LP. The general partner of Brightleaf Management LP is Brightleaf Capital LLC. John J. Pinto and Evan L. Jones are the managing partners of Brightleaf Capital who hold voting and dispositive power for the shares held by Brightleaf Partners L.P. Mr. Pinto and Mr. Jones disclaim beneficial ownership except to the extent of their pecuniary interest therein.

(32)
Represents 250,000 shares of our common stock and 75,000 shares of our common stock issuable upon exercise of warrants. Level Counter, LLC is the sole general partner of Sunrise Equity Partners, L.P. The managers of Level Counter, LLC are Marilyn Adler, Nathan Low and Amnon Mandelbaum who together hold voting and dispositive power for the shares held by Sunrise Equity Partners, L.P. Each of Ms. Adler, Mr. Low and Mr. Mandelbaum disclaim beneficial ownership except to the extent of his or her pecuniary interest therein.

(33)
Represents 237,000 shares of our common stock and 75,000 shares of our common stock issuable upon exercise of warrants. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC and Messrs. Dubin and Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

(34)
Represents 125,000 shares of our common stock and 37,500 shares of our common stock issuable upon exercise of warrants. The general partner of Machester Explorer, L.P. is Manchester Management, LLC. James E. Besser is the partner of Manchester Management, LLC who holds voting and dispositive power for the shares held by Manchester Explorer, L.P. Mr. Besser disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(35)
Represents 410,402 shares of our common stock. Lary Lindsey is the President, and Paul Bova is the Managing Partner of Lindsey & Company, Inc. Messrs Lindsey and Bova share voting and dispositive power over the shares held by Lindsey & Company, Inc. Each of Messrs. Lindsey and Bova disclaim beneficial ownership of the securities held by Lindsey & Company, Inc. except to the extent of their pecuniary interest therein.

(36)
Represents 60,130 shares of our common stock issuable upon exercise of warrants. Jeffrey L. Feinberg is the managing member of JLF Asset Management, L.L.C. As the investment manager of JLF Offshore Fund, Ltd., JLF Asset Management, L.L.C. has the power to vote and/or dispose of those shares of common stock held by JLF Offshore Fund, Ltd. and accordingly, may be deemed to be the beneficial owner of such shares.

(37)
Represents 41,720 shares of our common stock issuable upon exercise of warrants. Jeffrey L. Feinberg is the managing member of JLF Asset Management, L.L.C. As the investment manager of JLF Partners I, LP, JLF Asset Management, L.L.C. has the power to vote and/or dispose of those shares of common stock held by JLF Partners I, LP and accordingly, may be deemed to be the beneficial owner of such shares.

(38)
Represents 3,150 shares of our common stock issuable upon exercise of warrants. Jeffrey L. Feinberg is the managing member of JLF Asset Management, L.L.C. As the investment manager of JLF Partners II, LP, JLF Asset Management, L.L.C. has the power to vote and/or dispose of those shares of common stock held by JLF Partners II, LP and accordingly, may be deemed to be the beneficial owner of such shares.

(39)
Represents 132,037 shares of our common stock. Byron Roth is the Chief Executive Officer, and Gordon Roth is the Chief Financial Officer of Roth Capital Partners. They share voting and dispositive power for the shares held by Roth Capital Partners, and disclaim beneficial ownership except to the extent of their pecuniary interest therein.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Morrison & Foerster LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Genius Products, Inc. and subsidiaries, and Genius Products, LLC and subsidiaries, appearing in Genius Products, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2006 (including schedules appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedules as of December 31, 2005 and December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2005, incorporated by reference in this Prospectus and Registration Statement have been audited by Singer Lewak Greenbaum & Goldstein LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report incorporated in this Prospectus and Registration Statement and are incorporated by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus constitutes the prospectus of our company, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission, or the SEC.

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference room of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov or our website at http://www.GeniusProducts.com. Information contained in our website is not part of this prospectus.

Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed as an exhibit to the registration statement for complete information.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

We furnish our stockholders with annual reports containing audited financial statements.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus, which means that we may disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus.

We incorporate by reference the following information that has been filed with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006; and

•	Current Reports on Form 8-K filed with the Securities and Exchange Commission on March 8, 2007, April 17, 2007 (Acc-no: 0001019687-07-001096) and May 2, 2007.

We will provide to each person who so requests, including any beneficial owner to whom a prospectus is delivered, a copy of these filings excluding exhibits except to the extent such exhibits are specifically incorporated by reference. You may request a copy of these filings, at no cost, by writing us at Genius Products, Inc., 2230 Broadway, Santa Monica, California 90404 or telephoning us at (310) 453-1222.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making any offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date of the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$4,829
Accounting fees and expenses	$5,500	*
Legal fees and expenses	$20,000	*
Printing and related expenses	$1,000	*

TOTAL	$28,729	*

*	Estimated.

Item 14.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant’s certificate of incorporation and bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Registrant also maintains director and officer liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 15.  Recent Sales of Unregistered Securities.

On July 21, 2006, in connection with our strategic transaction with The Weinstein Company LLC (“TWC”), we issued to TWC’s parent company, The Weinstein Company Holdings LLC, and its first-tier subsidiary, W-G Holding Corp., 100 shares of our Series W Preferred Stock. The sale of such securities was not registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws pursuant to an exemption from registration under Section 4(2) of the Act and Regulation D promulgated thereunder.

Unregistered securities were issued in 2005 as follows:

Sale Date(s)	No. of Shares	Net Proceeds	Class of Person	Exemption	Additional Information
12/6/05	20,800,001	$32,000,000	Accredited Investors	Rule 506 of Regulation D	Private placement of stock, including 5-year warrants to purchase 4,800,001 shares of common stock at an exercise price of $2.40 per share.
10/4/05	280,000	$4,000,000	Accredited Investors	Rule 506 of Regulation D	These shares are issuable upon exercise of warrants issued in connection with the issuance by the registrant of $4,000,000 of promissory notes.
7/20/05	346,675	Amendment to engagement letter	Accredited Investor	Rule 506 of Regulation D
In connection with an amendment to the Company’s engagement letter with Cappello Capital Corp., the Company issued 175,000 shares of common stock and a warrant to purchase 171,675 shares of common stock with an exercise price of $1.75 per share.

3/2/05	6,518,987	$9,273,902	Accredited Investors	Rule 506 of Regulation D	Private placement of stock, including 5-year warrants to purchase 1,303,797 shares of common stock, half at an exercise price of $ 2.56 per share and half at $2.78 per share.
3/21/05	7,000,000	Acquisition of American Vantage Media Corporation	Accredited Investor	Rule 506 of Regulation D	Issuance of 7,000,000 shares plus 5-year warrants to purchase 1,400,000 shares of common stock, half at an exercise price of $2.56 per share and half at $2.78 per share.
5/20/05	3,000,000	$4,935,000	Accredited Investors	Rule 506 of Regulation D	Private placement of stock, including 5-year warrants to purchase 270,000 shares of common stock at an exercise price of $2.56 per share.
3/21/05	7,000,000	Acquisition of American Vantage Media Corporation	Accredited Investor	Rule 506 of Regulation D	Issuance of 7,000,000 shares plus 5-year warrants to purchase 1,400,000 shares of common stock, half at an exercise price of $2.56 per share and half at $2.78 per share.
5/20/05	3,000,000	$4,935,000	Accredited Investors	Rule 506 of Regulation D	Private placement of stock, including 5-year warrants to purchase 270,000 shares of common stock at an exercise price of $2.56 per share.

Unregistered securities were issued in 2004 as follows:

Sale Date(s)	No. of Shares	Net Proceeds	Class of Person	Exemption	Additional Information
2/20/04	10,000	$25,000 in services	Accredited Investor	Rule 506 of Regulation D	Private placement to compensate consultant at $2.50 per share.
3/15/04- 3/19/04	6,650,000	$6,425,468 net proceeds	Accredited Investors	Rule 506 of Regulation D
Private placement at $70,000 per unit. Each unit consists of 50,000 shares of common stock and a warrant to purchase 10,000 shares of common stock. 1,650,000 shares are issuable upon the exercise of warrants issued in connection with the private placement, including 650,000 shares underlying warrants issued as compensation to the selected dealer. The warrants have an exercise price of $3.00 per share and a five-year term.

3/24/04	2,000,000	N/A	Accredited Investor	Rule 506 of Regulation D	These shares are issuable upon exercise of warrants issued for compensation of a consultant.
5/14/04	30,000	$42,000 in services provided	Accredited Investor	Rule 506 of Regulation D	Private placement issued as compensation to consultant at $1.40 per share.
5/18/04	10,000	N/A	Accredited Investor	Rule 506 of Regulation D	These shares are issuable upon exercise of warrants issued for compensation of a consultant.
5/18/04	957,432	N/A	Accredited Investors	Rule 506 of Regulation D	These shares are issuable upon exercise of warrants issued for compensation of a consultant.
5/29/04	478,716	$670,202.40 exercise price	Accredited Investors	Rule 506 of Regulation D	Private placement for exercise of warrants at $1.40 per share.

From time to time, the Company has awarded stock options to certain individuals outside of the Company’s stock option plans.

The aforementioned sales of securities were not registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws, and were sold in private transactions exempt from registration pursuant to Section 4(2) of the Act and Regulation D promulgated thereunder.

Item 16.  Exhibits and Financial Statement Schedules.

Exhibits. The exhibits are set forth in the Exhibit Index attached hereto.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement:

(i)    to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; or

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 5 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on May 8, 2007.

GENIUS PRODUCTS, INC.

By:	/s/ TREVOR DRINKWATER
Trevor Drinkwater Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 5 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

	/s/ TREVOR DRINKWATER Trevor Drinkwater	Chief Executive Officer and Director (Principal Executive Officer)	May 8, 2007

	/s/ JOHN MUELLER John Mueller	Chief Financial Officer (Principal Financial and Accounting Officer)	May 8, 2007

	_________________________________________ Brad Ball	Director

	* _________________________________________ Stephen K. Bannon	Chairman of the Board	May 8, 2007

	* _________________________________________ James G. Ellis	Director	May 8, 2007

	* _________________________________________ Herbert Hardt	Director	May 8, 2007

	_________________________________________ Larry Madden	Director

	_________________________________________ Irwin Reiter	Director

*By:	/s/ TREVOR DRINKWATER
Attorney-in-Fact

Exhibit Index

Exhibit No.	Description

3.1	Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Company’s Form 10-KSB filed on March 31, 2005).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Company’s Form 10-KSB filed on March 31, 2005).

4.1	Specimen Certificate for Common Stock (incorporated by reference from Exhibit 4.8 to the Company’s Form 10- KSB filed on April 14, 2000).

4.2	Certificate of Change in Stock (incorporated by reference from Exhibit 3.2.2 to the Company’s Form 10-KSB filed on April 16, 2002).

5.1	Opinion of Morrison & Foerster LLP.

10.1	Employment Agreement with Klaus Moeller dated January 3, 2002 (incorporated by reference from Exhibit 10.51 included with the Company’s Form 10-KSB, Amendment #1, filed on April 30, 2002).
10.2
Amendment to Employment Agreement with Klaus Moeller dated October 31, 2003 (incorporated by reference from Exhibit 10.40 included with the Company’s Form 10-KSB, Amendment #1, filed on April 29, 2004).

10.3	Employment Agreement with Michael Meader dated January 3, 2002 (incorporated by reference from Exhibit 10.52 included with the Company’s Form 10-KSB, Amendment #1, filed on April 30, 2002).
10.4	Employment Agreement with Howard Balaban dated January 3, 2002 (incorporated by reference from Exhibit 10.54 included with the Company’s Form 10-KSB, Amendment #1, filed on April 30, 2002).
10.5
Amendment to Employment Agreement with Howard Balaban dated October 31, 2003 (incorporated by reference from Exhibit 10.42 included with the Company’s Form 10-KSB, Amendment #1, filed on April 29, 2004).

10.6	Employment Agreement with Larry Balaban dated January 3, 2002 (incorporated by reference from Exhibit 10.53 included with the Company’s Form 10-KSB, Amendment #1, filed on April 30, 2002).
10.7
Amendment to Employment Agreement with Larry Balaban dated October 31, 2003 (incorporated by reference from Exhibit 10.43 included with the Company’s Form 10-KSB, Amendment #1, filed on April 29, 2004).

10.8	Employment Agreement with Julie Ekelund dated April 1, 2002 (incorporated by reference from Exhibit 10.56 included with the Company’s Form 10-KSB, Amendment #1, filed on April 30, 2002).
10.9
Amendment to Employment Agreement with Julie Ekelund dated October 31, 2003 (incorporated by reference from Exhibit 10.44 included with the Company’s Form 10-KSB, Amendment #1, filed on April 29, 2004).

10.10
Amendment to Employment Agreement with Michael Meader dated October 31, 2003 (incorporated by reference from Exhibit 10.41 included with the Company’s Form 10-KSB, Amendment #1, filed on April 29, 2004).

10.11	Employment Agreement with Mark Miller dated February 2, 2004 (incorporated by reference from Exhibit 10.34 included with the Company’s Form 10-KSB filed on March 30, 2004).
10.12	Employment Agreement with Trevor Drinkwater dated July 16, 2004 (incorporated by reference from Exhibit 10.1 included with the Company’s Form 10-QSB filed on August 16, 2004).
10.13	Employment Agreement with Andrew C. Schmidt dated August 23, 2004 (incorporated by reference from Exhibit 99.4 included with the Company’s Form 8-K filed on November 12, 2004).
10.14	Employment Agreement with Shawn Howie dated June 23, 2005 (incorporated by reference from Exhibit 99.1 to the Company’s Form 8-K filed on June 29, 2005).
10.15	Employment Agreement with Michel Urich dated June 23, 2005 (incorporated by reference from Exhibit 99.2 to the Company’s Form 8-K filed on June 29, 2005).
10.16	Employment Agreement with Trevor Drinkwater dated July 26, 2005 (incorporated by reference from Exhibit 99.1 to the Company’s Form 8-K filed on July 29, 2005).

Exhibit No.	Description

10.17
Confidential Settlement Agreement and Mutual Release of Claims between the Company and Mike Meader dated July 29, 2005 (incorporated by reference from Exhibit 99.2 to the Company’s Form 8-K filed on July 29, 2005).

10.18	Separation and Retention Agreement with Mike Meader dated July 28, 2005 (incorporated by reference from Exhibit 99.3 to the Company’s Form 8-K filed on July 29, 2005).
10.19
Confidential Settlement Agreement and Mutual Release of Claims between the Company and Klaus Moeller dated July 28, 2005 (incorporated by reference from Exhibit 99.4 to the Company’s Form 8-K filed on July 29, 2005).

10.20	Separation and Consulting Agreement with Klaus Moeller dated July 28, 2005 (incorporated by reference from Exhibit 99.5 to the Company’s Form 8-K filed on July 29, 2005).
10.21	Employment Agreement with Christine Martinez, effective October 27, 2005 (incorporated by reference from Exhibit 99.1 to the Company’s Form 8-K filed on November 1, 2005).
10.22	Employment Agreement with Michael Radiloff, effective October 27, 2005 (incorporated by reference from Exhibit 99.2 to the Company’s Form 8-K filed on November 1, 2005).
10.23
Amendment to Employment Agreement between Genius Products, Inc. and Trevor Drinkwater dated December 5, 2005 (incorporated by reference from Exhibit 99.1 to the Company’s Form 8-K filed on December 9, 2005).

10.24
Amendment to Employment Agreement between Genius Products, Inc. and Michael Radiloff dated December 5, 2005 (incorporated by reference from Exhibit 99.2 to the Company’s Form 8-K filed on December 9, 2005).

10.25	Employment Agreement between Genius Products, Inc. and Rodney Satterwhite dated December 2, 2005 (incorporated by reference from Exhibit 99.3 to the Company’s Form 8-K filed on December 9, 2005).
10.26
Amendment to Employment Agreement between Genius Products, Inc. and Rodney Satterwhite dated December 5, 2005 (incorporated by reference from Exhibit 99.4 to the Company’s Form 8-K filed on December 9, 2005).

10.27	Employment Agreement between Genius Products, Inc. and Mitch Budin dated December 5, 2005 (incorporated by reference from Exhibit 99.5 to the Company’s Form 8-K filed on December 9, 2005).
10.28
Amendment to Employment Agreement between Genius Products, Inc. and Mitch Budin dated December 5, 2005 (incorporated by reference from Exhibit 99.6 to the Company’s Form 8-K filed on December 9, 2005).

10.29
Amendment to Employment Agreement between Genius Products, Inc. and Michel Urich dated December 2, 2005 (incorporated by reference from Exhibit 99.7 to the Company’s Form 8-K filed on December 9, 2005).

10.30
Form of Executive Stock Payment Agreement dated as of June 2, 2003, with Klaus Moeller, Michael Meader, Larry Balaban. Howard Balaban and Julie Ekelund for stock and warrants paid in lieu of $20,000 each of 2003 salary (incorporated by reference from Exhibit 10.1 included with the Company’s Form 10-QSB filed on August 14, 2003).

10.31	Amended and Restated 1997 Non-Qualified Stock Option Plan (incorporated by reference from Exhibit 10.61 included with the Company’s Form 10-KSB, Amendment #1, filed on April 30, 2002).
10.32	Form of Non-Qualified Stock Option Agreement under the Amended and Restated 1997 Stock Option Plan (incorporated by reference from Exhibit 10.16 to the Company’s Form 10-KSB filed on March 31, 2005).
10.33	Second Amended and Restated 2000 Non-Qualified Stock Option Plan (incorporated by reference from Exhibit 10.62 included with the Company’s Form 10-KSB, Amendment #1, filed on April 30, 2002)
10.34
Form of Non-Qualified Stock Option Agreement under the Second Amended and Restated 2000 Non-Qualified Stock Option Plan (incorporated by reference from Exhibit 10.18 to the Company’s Form 10-KSB filed on March 31, 2005).

10.35	2003 Stock Option Plan (incorporated by reference from Exhibit A included with the Company’s Proxy Statement filed on April 30, 2003).
10.36
Form of Incentive Stock Option Agreement under the 2003 Stock Option Plan (incorporated by reference from Exhibit 10.30 included with the Company’s Registration Statement (No. 333-108966) on Form SB-2 filed on September 19, 2003).

Exhibit No.	Description

10.37
Form of Non-Qualified Stock Option Agreement under the 2003 Stock Option Plan (incorporated by reference from Exhibit 10.31 included with the Company’s Registration Statement (No. 333-108966) on Form SB-2 filed on September 19, 2003).

10.38	2004 Stock Incentive Plan (incorporated by reference from Appendix B included with the Company’s Proxy Statement filed on October 4, 2004).
10.39	Form of Notice of Stock Option Award under the 2004 Stock Incentive Plan (incorporated by reference from Exhibit 10.23 to the Company’s Form 10-KSB filed on March 31, 2005).
10.40	Form of Stock Option Agreement under the 2004 Stock Incentive Plan (incorporated by reference from Exhibit 10.24 to the Company’s Form 10-KSB filed on March 31, 2005).
10.41	Sublease with Citibank (West), FSB for office space in Solana Beach, California (incorporated by reference from Exhibit 10.30 included with the Company’s Form 10-KSB filed on March 30, 2004).
10.42
Sublease with the Meader Family Limited Trust dated December 31, 2003 for warehouse facility in Iowa (incorporated by reference from Exhibit 10.31 included with the Company’s Form 10-KSB filed on March 30, 2004).

10.43
Lease Agreement with ProCon, Inc. dated as of August 25, 2004 for office space in Bentonville, Arkansas (incorporated by reference from Exhibit 99.1 included with the Company’s Form 8-K filed on November 12, 2004).

10.44‡	License Agreement with Falcon Picture Group, LLC dated September 8, 2003 (incorporated by reference from Exhibit 10.3 included with the Company’s Form 10-QSB filed on May 17, 2004).
10.45‡
First Amendment to License Agreement with Falcon Picture Group, LLC dated December 22, 2003 (incorporated by reference from Exhibit 10.4 included with the Company’s Amended Form 10-QSB filed on July 13, 2004).

10.46‡
Restated Termination, Release and Royalty Agreement with Warner Home Video dated March 5, 2004 (incorporated by reference from Exhibit 10.5 included with the Company’s Amended Form 10-QSB filed on July 13, 2004).

10.47	Form of $1 and $3 Warrants issued in conjunction with 2003 Secured Promissory Notes (incorporated by reference from Exhibit 10.38 included with the Company’s Form 10-KSB filed on March 30, 2004).
10.48
Registration Rights Agreement, dated March 15, 2004, by and among the Company, various purchasers, and Sands Brothers International Limited. (incorporated by reference from Exhibit 10.36 to the Company’s Form 10-KSB filed on March 31, 2005).

10.49	Form of Warrant for purchasers in March 2004 private placement. (incorporated by reference from Exhibit 10.37 to the Company’s Form 10-KSB filed on March 31, 2005).
10.50	Form of Warrant issued to Sands Brothers International Limited dated March 12, 2004. (incorporated by reference from Exhibit 10.38 to the Company’s Form 10-KSB filed on March 31, 2005).
10.51	Registration Rights Agreement dated March 2, 2005 (incorporated by reference from Exhibit 99.3 to the Company’s Form 8-K filed on March 9, 2005).
10.52	Form of Warrant dated March 2, 2005 (incorporated by reference from Exhibit 99.3 to the Company’s Form 8-K filed on March 9, 2005).
10.53
Agreement and Plan of Merger, dated as of March 21, 2005, by and among the Company, Genius Acquisition Corp., American Vantage Companies (“AVC”), and American Vantage Media Corporation (incorporated by reference from Exhibit 2.1 to the Company’s Form 8-K filed on March 25, 2005).

10.54	Registration Rights Agreement, dated as of March 21, 2005, by and between Genius Products and AVC (incorporated by reference from Exhibit 2.3 to the Company’s Form 8-K filed on March 25, 2005).
10.55	Form of Common Stock Purchase Warrant issued to AVC (incorporated by reference from Exhibit 2.7 to the Company’s Form 8-K filed on March 25, 2005).
10.56	Form of Securities Purchase Agreement dated May 20, 2005, by and among the Company and various purchasers (incorporated by reference from Exhibit 99.1 to the Company’s Form 8-K filed on May 26, 2005).
10.57	Registration Rights Agreement dated May 20, 2005 by and among the Company and various purchasers (incorporated by reference from Exhibit 99.2 to the Company’s Form 8-K filed on May 26, 2005).

Exhibit No.	Description

10.58	Form of Common Stock Purchase Warrant issued to various purchasers (incorporated by reference from Exhibit 99.3 to the Company’s Form 8-K filed on May 26, 2005).
10.59
Letter Agreement between the Company and Cappello Capital Corp dated July 21, 2005, amending certain portions of the original engagement agreement dated March 24, 2004 (incorporated by reference from Exhibit 99.1 to the Company’s Form 8-K filed on July 26, 2005).

10.60
Form of Resale Agreement dated July 20, 2005 between the Company and Cappello Capital Corp entered into in connection with the Letter Agreement dated July 21, 2005 (incorporated by reference from Exhibit 99.2 to the Company’s Form 8-K filed on July 26, 2005).

10.61
Form of Note and Warrant Purchase Agreement dated October 4, 2005 between the Company and various investors (incorporated by reference from Exhibit 99.1 to the Company’s Form 8-K filed on October 11, 2005).

10.62
Form of Promissory Note issued by the Company to various investors in connection with the Note and Warrant Purchase Agreement dated October 4, 2005 (incorporated by reference from Exhibit 99.2 to the Company’s Form 8-K filed on October 11, 2005).

10.63
Form of Common Stock Purchase Warrant issued to various investors in connection with the Note and Warrant Purchase Agreement dated October 4, 2005 (incorporated by reference from Exhibit 99.3 to the Company’s Form 8-K filed on October 11, 2005).

10.64
Form of Registration Rights Agreement issued to various investors in connection with the Note and Warrant Purchase Agreement dated October 4, 2005 (incorporated by reference from Exhibit 99.4 to the Company’s Form 8-K filed on October 11, 2005).

10.65
Form of Securities Purchase Agreement dated December 5, 2005 by and among the Company and various purchasers (incorporated by reference from Exhibit 99.1 to the Company’s Form 8-K filed on December 8, 2005).

10.66
Form of Registration Rights Agreement dated December 5, 2005 by and among the Company and various purchasers (incorporated by reference from Exhibit 99.2 to the Company’s Form 8-K filed on December 8, 2005).

10.67	Form of Warrant issued to various purchasers (incorporated by reference from Exhibit 99.3 to the Company’s Form 8-K filed on December 8, 2005).
10.68
Master Contribution Agreement by and among Genius Products, Inc., The Weinstein Company LLC and The Weinstein Company Holdings LLC dated as of December 5, 2005 (incorporated by reference from Exhibit 2.1 to the Company’s Form 8-K filed on December 9, 2005).

[Exhibits are omitted but will be furnished to the Commission supplementally upon request]
10.69
Asset Purchase Agreement by and between Genius Products, Inc. and Klaus Moeller dated as of December 31, 2005 (incorporated by reference from Exhibit 2.1 to the Company’s Form 8-K filed on January 6, 2006).

[The schedules and other attachments to this exhibit were omitted. The Company agrees to furnish supplementally a copy of any omitted schedules or attachments to the Securities and Exchange Commission upon request]

10.70	Form of Stock Option Award Agreement with Alexander L. Cappello (incorporated by reference from Exhibit 99.1 o the Company’s Form S-8 filed on December 20, 2005).
10.71	Form of Stock Option Award Agreement with Michael J. Koss (incorporated by reference from Exhibit 99.2 o the Company’s Form S-8 filed on December 20, 2005).
10.72	Form of Stock Option Award Agreement with Charles H. Rivkin (incorporated by reference from Exhibit 99.3 o the Company’s Form S-8 filed on December 20, 2005).
10.73	Form of Stock Option Award Agreement with Peter J. Schlessel (incorporated by reference from Exhibit 99.4 o the Company’s Form S-8 filed on December 20, 2005).
10.74	Form of Stock Option Award Agreement with Trevor Drinkwater (incorporated by reference from Exhibit 99.5 o the Company’s Form S-8 filed on December 20, 2005).
10.75	Form of Stock Option Award Agreement with Trevor Drinkwater (incorporated by reference from Exhibit 99.6 to the Company’s Form S-8 filed on December 20, 2005).

Exhibit No.	Description

10.76	Form of Stock Option Award Agreement with Shawn Howie (incorporated by reference from Exhibit 99.7 to the Company’s Form S-8 filed on December 20, 2005).
10.77	Form of Stock Option Award Agreement with Stephen K. Bannon (incorporated by reference from Exhibit 99.8 to the Company’s Form S-8 filed on December 20, 2005).
10.78	Form of Stock Option Award Agreement with Stephen K. Bannon (incorporated by reference from Exhibit 99.9 to the Company’s Form S-8 filed on December 20, 2005).
10.79	Form of Stock Option Award Agreement with Bruce L. Pompan (incorporated by reference from Exhibit 99.10 to the Company’s Form S-8 filed on December 20, 2005).
10.80	Form of Stock Option Award Agreement with James G. Ellis (incorporated by reference from Exhibit 99.11 to the Company’s Form S-8 filed on December 20, 2005).
10.81	Form of Stock Option Award Agreement with Robert V. Graziano (incorporated by reference from Exhibit 99.12 to the Company’s Form S-8 filed on December 20, 2005).
10.82	Form of Stock Option Award Agreement with Herbert Hardt (incorporated by reference from Exhibit 99.13 to the Company’s Form S-8 filed on December 20, 2005).
10.83	Form of Stock Option Award Agreement with Mitch Budin (incorporated by reference from Exhibit 99.14 to the Company’s Form S-8 filed on December 20, 2005).
10.84	Form of Stock Option Award Agreement with Mitch Budin (incorporated by reference from Exhibit 99.15 to the Company’s Form S-8 filed on December 20, 2005).
10.86
First Amendment to Master Contribution Agreement by and among Genius Products, Inc., The Weinstein Company LLC and The Weinstein Company Holdings LLC, dated as of March 15, 2006 (incorporated by reference from Exhibit 2.2 to the Company’s Form 8-K filed on March 16, 2006).

10.87
Amendment to Asset Purchase Agreement by and among Genius Products, Inc., Klaus Moeller and Pacific Entertainment Corporation dated as of January 5, 2006 (incorporated by reference from Exhibit 2.2 to the Company’s Form 8-K filed on January 6, 2006).

 [The schedules and other attachments to this exhibit were omitted. The Company agrees to furnish supplementally a copy of any omitted schedules or attachments to the Securities and Exchange Commission upon request]

10.88	Employment Agreement by and between Genius Products, Inc. and John Mueller dated March 10, 2006 (incorporated by reference from Exhibit 99.1 to the Company’s Form 8-K filed on March 16, 2006).
10.89
Settlement Agreement and Release of Claims entered into by Genius Products, Inc. with Shawn Howie dated February 7, 2006 (incorporated by reference from Exhibit 99.1 to the Company’s Form 8-K filed on February 13, 2006).

10.90
Secured Negotiable Note, dated February 3, 2004, in the principal amount of $1,076,704 issued to Al Cattabiani (incorporated by reference from Exhibit 10.2 to the Company’s Form 8-K filed on February 18, 2004).

10.91
Secured Negotiable Note, dated February 3, 2004, in the principal amount of $65,472 issued to Carl Seldin Koerner (incorporated by reference from Exhibit 10.3 to the Company’s Form 8-K filed on February 18, 2004).

10.92
Secured Negotiable Note, dated February 3, 2004, in the principal amount of $965,712 issued to Clara Spalter Miller (incorporated by reference from Exhibit 10.4 to the Company’s Form 8-K filed on February 18, 2004).

10.93
Secured Negotiable Note, dated February 3, 2004, in the principal amount of $965,712 issued to Lee Miller (incorporated by reference from Exhibit 10.5 to the Company’s Form 8-K filed on February 18, 2004).

10.94
Secured Non-Negotiable Note, dated February 3, 2004, in the principal amount of $200,000 issued to Al Cattabiani (incorporated by reference from Exhibit 10.6 to the Company’s Form 8-K/A filed on March 15, 2004).

10.95	Guaranty, dated February 3, 2004, by Wellspring Media, Inc. (incorporated by reference from Exhibit 10.7 to the Company’s Form 8-K filed on February 18, 2004).
10.96
Security Agreement, dated February 3, 2004, by Wellspring Media, Inc. in favor of Lee Miller as security agent (incorporated by reference from Exhibit 10.8 to the Company’s Form 8-K filed on February 18, 2004).

Exhibit No.	Description

10.97
Stock Pledge Agreement, dated February 3, 2004, from American Vantage Media Corporation to Lee Miller as pledge agent (incorporated by reference from Exhibit 10.9 to the Company’s Form 8-K filed on February 18, 2004).

10.98
Lease Agreement with PTL Realty dated as of March 8, 2006, by and between the Company and Ed Silver, Co-Trustee of the Silver Trust and Tess Weinstein, Co-Trustee of the Weinstein Trust, d/b/a PTL Realty (incorporated by reference from Exhibit 10.1 to the Company’s Form 10-Q filed on May 15, 2006).

10.99
Second Amendment to Master Contribution Agreement by and between the Company, The Weinstein Company LLC, The Weinstein Company Holdings LLC and The Weinstein Company Funding LLC entered into on April 26, 2006 (incorporated by reference from Exhibit 2.3 to the Company’s Form 8-K filed on May 2, 2006).

10.100
Third Amendment to Master Contribution Agreement by and between the Company, The Weinstein Company LLC, The Weinstein Company Holdings LLC and The Weinstein Company Funding LLC entered into on May 30, 2006 (incorporated by reference from Exhibit 2.4 to the Company’s Form 8-K filed on June 2, 2006).

10.101
Fourth Amendment to Master Contribution Agreement by and between the Company, The Weinstein Company LLC, The Weinstein Company Holdings LLC and The Weinstein Company Funding LLC entered into on June 28, 2006 (incorporated by reference from Exhibit 2.5 to the Company’s Form 8-K filed on June 29, 2006).

10.102	Form of Limited Liability Company Agreement of Genius Products, LLC, dated July 21, 2006 (incorporated by reference from Appendix C to the Company’s Definitive Proxy Statement filed on June 29, 2006).
10.103
Form of Distribution Agreement, dated July 17, 2006, by and between Genius Products, LLC and The Weinstein Company LLC (incorporated by reference from Appendix D to the Company’s Definitive Proxy Statement filed on June 29, 2006).

10.104	Amended and Restated 2004 Stock Incentive Plan (incorporated by reference from Appendix F to the Company’s Definitive Proxy Statement filed on June 29, 2006).
10.105
Output Distribution Agreement, dated July 7, 2006, by and between the Company and ESPN Enterprises, Inc. (incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K/A filed on September 29, 2006).

10.106
Consulting Agreement, dated July 20, 2006, by and between the Company and Bannon Strategic Advisors, Inc. (incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K filed on July 26, 2006).

10.107
Amendment No. 2 to Employment Agreement, dated July 20, 2006, by and between the Company and Trevor Drinkwater (incorporated by reference from Exhibit 10.2 to the Company’s Form 8-K filed on July 26, 2006).

10.108
Registration Rights Agreement, dated July 21, 2006, by and between the Company and The Weinstein Company LLC (incorporated by reference from Exhibit 10.7 to the Company’s Report on Form 10-Q filed on November 20, 2006).

21.1**	List of Subsidiaries.

23.1**	Consent of Morrison & Foerster LLP is contained in Exhibit 5.1 to this Registration Statement.

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Singer Lewak Greenbaum & Goldstein LLP.

24.1**	Powers of Attorney. Reference is made to the signature page.

*	Filed herewith.
**	Previously filed.
‡
Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment.